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EXHIBIT 2

BUSINESS COMBINATION AGREEMENT
by and among
IN FOCUS SYSTEMS, INC.
and
PROXIMA ASA
Dated as of March 5, 2000

BUSINESS COMBINATION AGREEMENT

    BUSINESS COMBINATION AGREEMENT, dated as of March 5, 2000 (the "Agreement"), by and between IN FOCUS SYSTEMS, INC., an Oregon corporation ("In Focus"), and PROXIMA ASA, a corporation organized under the laws of the country of Norway ("Proxima").

RECITALS

    A.  The Board of Directors of In Focus and the Board of Directors of Proxima have each determined that it is advisable, and in the best interest of their respective stockholders, to combine their respective businesses under the ownership of one company;

    B.  The Board of Directors of In Focus and the Board of Directors of Proxima have, in accordance with the laws of their respective jurisdictions of organization, approved the business combination transaction contemplated by this Agreement, whereby In Focus will make a public tender offer to acquire all of the outstanding ordinary shares of Proxima in exchange for shares of common stock of In Focus;

    C.  Concurrently with the execution and delivery of this Agreement and as a condition to In Focus's willingness to enter into this Agreement, certain shareholders of Proxima are entering into Irrevocable Commitments to Sell Shares, substantially in the form attached hereto as Exhibit A, pursuant to which each such shareholder has agreed to tender all ordinary shares of Proxima beneficially owned by such shareholder to In Focus pursuant to the Exchange Offer referred to herein;

    D.  The Board of Directors of Proxima has resolved and agreed to recommend that holders of all of the issued and outstanding ordinary shares of Proxima tender their shares to In Focus pursuant to the Exchange Offer referred to herein;

    E.  In Focus and Proxima desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement, and to prescribe various conditions to the consummation of such transactions;

    F.  For financial reporting purposes the parties intend that the transactions contemplated by this Agreement will be accounted for as a "pooling-of-interests" transaction under United States generally accepted accounting principles ("US GAAP"); and

    G.  All capitalized terms used in this Agreement and not elsewhere defined shall have the respective meanings ascribed to them in Annex A hereto;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE EXCHANGE OFFER

    1.1  The Exchange Offer.

    (a) As soon as reasonably practicable after the public announcement of the execution of this Agreement, In Focus shall commence, in compliance with Norwegian law, a public tender offer (the "Exchange Offer") to the holders of ordinary shares, par value NOK 2 per share, of Proxima (the "Proxima Ordinary Shares"), to exchange, subject to the Exchange Offer Conditions, .3615 share of common stock, no par value, of In Focus (the "In Focus Common Stock"), for each Proxima Ordinary Share held by such holder (such .3615-for-one exchange to be offered pursuant to this Section 1.1(a), with such adjustments as may be required pursuant to Section 1.6, being referred to herein as the "Exchange Offer Ratio"). The maximum number of shares of In Focus Common Stock to be issued in exchange for

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the acquisition by In Focus of all Proxima Ordinary Shares outstanding on a Fully Diluted Basis shall be 15,825,000, with such adjustments as may be required pursuant to Section 1.6.

    (b) The obligation of In Focus to consummate the Exchange Offer and issue In Focus Common Stock in exchange for the Proxima Ordinary Shares tendered pursuant to the Exchange Offer, shall be subject only to satisfaction or waiver of (i) the condition that there shall have been validly tendered and available for purchase, in accordance with the terms of the Exchange Offer, prior to the Exchange Offer Expiration Date, a number of Proxima Ordinary Shares that represents more than 90% of the outstanding Proxima Ordinary Shares (the "Minimum Condition"), and (ii) the other conditions set forth in Article VII (together with the Minimum Condition, the "Exchange Offer Conditions").

    (c) The expiration date of the Exchange Offer shall initially be the date which is 30 calendar days after commencement of the Exchange Offer or such other date mutually agreeable to In Focus and Proxima (such date, as it may be extended as provided herein, the "Exchange Offer Expiration Date"). In Focus shall have the right, in its sole discretion and without Proxima's consent, to extend the expiration date of the Exchange Offer, at any time and from time to time, but in no event shall the Exchange Offer Expiration Date be later than the Outside Termination Date. If at any scheduled Exchange Offer Expiration Date any of the Exchange Offer Conditions have not been satisfied or waived by In Focus, at Proxima's written request delivered to In Focus no later than such Exchange Offer Expiration Date, In Focus shall extend the Exchange Offer until a date not later than the Outside Termination Date.

    (d) Subject to the satisfaction or waiver of the Exchange Offer Conditions, In Focus shall, at the earliest practicable time following the Exchange Offer Expiration Date and after it is permitted to do so under applicable law, accept for exchange, by written notice to the Exchange Agent, and shall exchange, all Proxima Ordinary Shares validly tendered (the "Share Exchange") and shall effect the Share Exchange in accordance with applicable law (the date In Focus gives such written notice to the Exchange Agent being referred to herein as the "Effective Time").

    (e) No holder of Proxima Ordinary Shares will be entitled to receive fractional shares of In Focus Common Stock pursuant to the Exchange Offer. In lieu thereof, In Focus shall round to the next highest whole number the number of shares issuable to such holders otherwise entitled to a fractional share.

    1.2  Norwegian Exchange Offer Documents.  As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall prepare and file with the Oslo Stock Exchange ("OSE") a preliminary prospectus/offer document (together with all amendments and supplements thereto, the "Norwegian Prospectus/Offer Document") with respect to the Exchange Offer, and shall use its reasonable best efforts to have the Norwegian Prospectus/Offer Document cleared by the OSE as promptly as practicable after the filing. The Norwegian Prospectus/Offer Document shall contain an offer to exchange, listing particulars, a form of acceptance, and any other documents required to be filed pursuant to the Norwegian Securities Trading Act of 1997 (the "Securities Trading Act") and the Norwegian Stock Exchange Regulations No. 30 of January 17, 1994 (the Norwegian Prospectus/Offer Document and such other documents, together with all amendments and supplements thereto, are sometimes collectively referred to in this Agreement as the "Exchange Offer Documents"). The Norwegian Prospectus/Offer Document shall also contain the recommendation of the Board of Directors of Proxima that the holders of the Proxima Ordinary Shares accept the Exchange Offer and tender their Proxima Ordinary Shares to In Focus thereunder. Proxima agrees to provide to In Focus, as promptly as practicable, such information concerning its stockholders, business, financial statements and affairs as may be reasonably required or appropriate for inclusion in the Exchange Offer Documents and to cause its counsel and auditors to cooperate with In Focus's counsel and auditors in the preparation of the Exchange Offer Documents. In Focus shall use commercially reasonable efforts to cause the Exchange Offer Documents to be disseminated to the holders of Proxima Ordinary Shares, as and to the extent required by applicable Norwegian law, as promptly as practicable after (i) the Norwegian Prospectus/Offer Document has been cleared by the OSE, and (ii) the Norwegian Tax Approval has been obtained and is in full force and effect, provided

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Proxima may waive this condition or require the offer to proceed subject to this condition. Proxima and its counsel shall be given an opportunity to review and comment on the Exchange Offer Documents prior to their being filed with the OSE, and Proxima shall be promptly advised of and consulted with respect to any comments that In Focus receives from the OSE or its staff with respect to the Exchange Offer Documents promptly after receipt of any such comments.

    1.3  Mandatory Offer; Compulsory Acquisition.  If In Focus acquires or holds, as a result of the Exchange Offer or otherwise, a number of Proxima Ordinary Shares representing more than 40% of the voting rights in Proxima, then In Focus will commence a mandatory offer (the "Mandatory Offer") pursuant to the Securities Trading Act. If In Focus acquires or holds more than 90% of the total issued shares and voting rights in Proxima then outstanding, after having made the Mandatory Offer, In Focus will, pursuant to Section 4-25 of the Norwegian Public Limited Companies Act (the "Companies Act"), commence a process leading to a compulsory acquisition for cash of all Proxima Ordinary Shares not theretofore acquired by In Focus at a price to be determined in accordance with the Companies Act.

    1.4  Proxima Action.

    (a) Proxima hereby approves and consents to the Exchange Offer and represents that the Board of Directors of Proxima, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange Offer, are fair to and in the best interest of the holders of the Proxima Ordinary Shares, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) recommended that the holders of the Proxima Ordinary Shares accept the Exchange Offer, and tender their Proxima Ordinary Shares thereunder to In Focus.

    (b) Proxima shall promptly, at In Focus's request, cause its transfer agent to furnish In Focus with mailing labels containing the names and addresses of all record holders of Proxima Ordinary Shares and with security position listings of the Proxima Ordinary Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses, and security position listings of record holders and beneficial holders of the Proxima Ordinary Shares. Proxima shall furnish In Focus with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as In Focus or its agents may reasonably request in communicating the Exchange Offer to record and beneficial holders of the Proxima Ordinary Shares.

    1.5  Exchange Agent.  In Focus shall appoint a bank or trust company or other independent financial institution to act as exchange agent for the Exchange Offer (the "Exchange Agent").

    1.6  Anti-Dilution Protection for Exchange Offer Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of In Focus Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Offer Ratio shall be appropriately adjusted to provide to the holders of the Proxima Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II
COMPOSITION OF IN FOCUS BOARD AFTER EFFECTIVE TIME

    2.1  Composition of Board of Directors of In Focus.

    (a) Without the intention to interfere with the rights and powers of the In Focus shareholders, In Focus and Proxima agree that after the Effective Time and until the first annual meeting of the In Focus

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shareholders following the Effective Time, the Board of Directors of In Focus shall be comprised of the following individuals:

Existing Directors	New Directors
John V. Harker	Ole J.Fredriksen
Peter D. Behrendt	Svein A. Jacobsen
Michael R. Hallman	Einar J.Greve
Nobuo Mii

    (b) The current Board of Directors of In Focus shall, at or prior to the Effective Time, take all action necessary to increase the size of the Board of Directors from four members to seven members, and shall take all such other action as necessary to cause Ole Fredriksen, Svein Jacobsen and Einar Greve to be appointed, as of the Effective Time, to fill the three new seats on the Board of Directors.

    2.2  Co-Chairmen of In Focus.  In Focus and Proxima agree that after the Effective Time and until the first annual meeting of the Board of Directors of In Focus following the Effective Time, John V. Harker shall serve as Co-Chairman, President and CEO of In Focus, and Ole Fredriksen shall serve as Co-Chairman of In Focus. The current Board of Directors of In Focus shall, at or prior to the Effective Time, take all necessary action to create Co-Chairmen positions, and shall take all such other action as necessary to cause John V. Harker and Ole Fredriksen to be appointed, effective upon consummation of the Share Exchange, to fill such Co-Chairmen positions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

    Except as set forth in the In Focus Disclosure Schedule or as otherwise contemplated by this Agreement, In Focus hereby represents and warrants to Proxima, and except as set forth in the Proxima Disclosure Schedule or as otherwise contemplated by this Agreement, Proxima hereby represents and warrants to In Focus, in each case as set forth in this Article III and as of the date of this Agreement, with the party making such representations and warranties being referred to as the "Representing Party." Notwithstanding the foregoing, any representation or warranty which expressly refers to In Focus or Proxima is being made solely by In Focus or Proxima, as the case may be.

    3.1  Corporate Organization.  The Representing Party is a corporation duly incorporated, validly existing and in good standing (to the extent the concept of "good standing" exists) under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Representing Party is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in all jurisdictions where it is required to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Representing Party, its Subsidiaries and, to their knowledge, their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Government Entities which are required for the operation of the businesses of the Representing Party and its Subsidiaries as currently conducted (the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. In Focus has made available to Proxima true and complete copies of its Articles of Incorporation and Bylaws and Proxima has made available to In Focus a true and complete copy of its Articles of Association and an English translation thereof.

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    3.2  Subsidiaries.

    (a) Each Subsidiary of the Representing Party is a corporation duly organized, validly existing and in good standing (to the extent the concept of "good standing" exists) under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in each jurisdiction where it is required to be so qualified, except in such jurisdictions, if any, where the failure to be so organized, existing, in good standing or qualified would not reasonably be expected to have a Material Adverse Effect. Each Representing Party has made available to the other Representing Party a true and complete copy of the certificate of incorporation, bylaws, articles of association or other similar governing documents for each of its Subsidiaries.

    (b) Each Representing Party is, directly or indirectly, the record and beneficial owner of that percentage of the outstanding shares of capital stock of each of its Subsidiaries which is set forth opposite the name of each such Subsidiary in Section 3.2(b) of the Representing Party's Disclosure Schedule. There are no outstanding (i) securities of the Representing Party or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligations of the Representing Party or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Subsidiaries, or (iii) obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Representing Party's Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the outstanding shares of capital stock of each of the Representing Party's Subsidiaries have been validly issued and are fully paid, non-assessable and free of preemptive rights, and the shares owned, directly or indirectly, by such Representing Party are owned free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities laws.

    3.3  Capital Stock.

    (a) Section 3.3(a) of the Representing Party's Disclosure Schedule sets forth as of the date of this Agreement:

       (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

      (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

     (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

      (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each particular reservation;

      (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee benefit plans, indicating the name of the plan, identifying the option or right holder by name, such person's jurisdiction of residence, the date of grant and the exercise price thereof; and

      (vi) on Proxima's Disclosure Schedule, the identity of, and number of Proxima Ordinary Shares held by, each U.S. holder (as such term is defined in Rule 800(h) of the Securities Act) as registered in the Norwegian register of Proxima Ordinary Shares.

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    (b) Except as disclosed in Section 3.3(a) of each Representing Party's Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Representing Party, (ii) securities of the Representing Party convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

    3.4  Authority.  The Representing Party has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by In Focus and the consummation by In Focus of the transactions contemplated hereby have been duly authorized by the Board of Directors of In Focus, and, except for the In Focus Stockholders' Approval, no other corporate action on the part of In Focus is necessary to authorize this Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Proxima and the consummation by Proxima of the transactions contemplated hereby have been duly authorized by the Board of Directors of Proxima, and no other corporate action on the part of Proxima is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Representing Party and (assuming this Agreement constitutes a valid and binding obligation of the other Representing Party) is a valid and binding agreement of the Representing Party, enforceable against such Representing Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

    3.5  Consents and Approvals; No Violation.

    (a) Except as disclosed in Section 3.5 of each Representing Party's Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or other public or private third party is necessary or required under the terms, conditions or provisions of any Law or Order of any Governmental Entity or any Contract to which the Representing Party or any of its Subsidiaries is a party or by which the Representing Party or any of its Subsidiaries or any of their respective assets or properties is bound for the execution, delivery and performance of this Agreement by the Representing Party and the consummation by such Representing Party of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the ability of the Representing Party to consummate the transactions contemplated by this Agreement.

    (b) Neither the execution, delivery or performance of this Agreement by the Representing Party nor the consummation by such Representing Party of the transactions contemplated hereby, will (i) violate any provision of the Articles or Certificate of Incorporation, Bylaws, Articles of Association, or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, sublicense, contract, agreement, plan or other instrument or obligation of any kind (collectively, "Contracts") to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, injunction, permit or license (collectively, "Orders") of any Governmental Entity applicable to the Representing Party or its Subsidiaries or any of their respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any

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asset of the Representing Party or any of its Subsidiaries, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Representing Party or any of its Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

    3.6  SEC Filings; OSE Filings; Financial Statements.

    (a) Proxima has received prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by In Focus or any of its Subsidiaries with the U.S. Securities and Exchange Commission ("SEC") since January 1, 1997, which are all the documents (other than preliminary material) that In Focus and its Subsidiaries were required to file with the SEC since such date, and In Focus will promptly deliver to Proxima a true and complete copy of all additional filings made by In Focus with the SEC between the date hereof and the Effective Time, specifically including, without limitation, In Focus's annual report on Form 10-K for the fiscal year ended December 31, 1999 (collectively, as such documents have since the time of their filing been amended or supplemented, the "In Focus SEC Filings"). As of their respective dates, the In Focus SEC Filings (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the In Focus SEC Filings (the "In Focus Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC as of the date thereof with respect thereto, were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) the consolidated financial position of In Focus and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of In Focus is treated as a consolidated subsidiary of In Focus in the In Focus Financial Statements for all periods covered thereby.

    (b) In Focus has received prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Proxima or any of its Subsidiaries with the OSE since January 1, 1997, which are all the documents (other than preliminary material) that Proxima and its Subsidiaries were required to file with the OSE since such date, and Proxima will promptly deliver to In Focus a true and complete copy of all additional filings made by Proxima with the OSE between the date hereof and the Effective Time, specifically including, without limitation, Proxima's annual report, including audited financial statements, for the fiscal year ended December 31, 1999 (collectively, as such documents have since the time of their filing been amended or supplemented, the "Proxima OSE Filings"). As of their respective dates, the Proxima OSE Filings (i) complied as to form in all material respects with the requirements of the OSE and the Securities Trading Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited

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interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Proxima OSE Filings (the "Proxima Financial Statements") complied as to form in all material respects with the published rules and regulations of the OSE as of the date thereof with respect thereto, were prepared in accordance with Norwegian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) the consolidated financial position of Proxima and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of Proxima is treated as a consolidated subsidiary of Proxima in the Proxima Financial Statements for all periods covered thereby.

    3.7  Absence of Changes.  The In Focus SEC Filings and the Proxima OSE Filings are referred to, as applicable, as the "Representing Party's Filings," and the In Focus Financial Statements and the Proxima Financial Statements are referred to, as applicable, as the "Representing Party's Financial Statements." Except as disclosed in the Representing Party's Filings and except as contemplated by this Agreement, since the date of the Representing Party's latest financial statements included in such Representing Party's Filings, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

    (a) any Material Adverse Effect;

    (b) any material change in the method of accounting or accounting practice of the Representing Party and its Subsidiaries, other than changes required by applicable generally accepted accounting principles;

    (c) any direct or indirect redemption, purchase or other acquisition by the Representing Party or its Subsidiaries of any shares of capital stock of the Representing Party or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of such capital stock;

    (d) (i) any increase in the compensation payable or to become payable by the Representing Party or any of its Subsidiaries to any of their respective officers or employees, other than increases in the ordinary course of business and substantially consistent with past practice, increases required by union contracts and increases specifically approved in writing by the other Representing Party, or (ii) any increase or modification in any bonus, pension, insurance or other employee benefit, plan, payment or arrangement made to, for or with respect to employees not in the ordinary course of business and consistent with past practice, other than changes required by applicable law, or (iii) entry into or amendment of any employment agreement or other employment arrangement with any employee of the Representing Party or any of its Subsidiaries which employment agreement or amendment provides compensation and benefits in excess of $150,000 to any individual in any 12-month period; or

    (e) any issuance of shares of capital stock other than pursuant to stock options or other similar stock based employee benefit awards outstanding as of the date of the most recent Representing Party's Filing.

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    3.8  Absence of Undisclosed Liabilities.  There are no liabilities of the Representing Party or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are material to such Representing Party and its Subsidiaries taken as a whole, other than (a) liabilities disclosed or provided for in such Representing Party's Financial Statements, (b) liabilities disclosed in the Representing Party's Filings or disclosed as liabilities on the Representing Party's Disclosure Schedule, (c) liabilities incurred on behalf of the Representing Party in connection with this Agreement and the transactions contemplated hereby, (d) liabilities not required to be disclosed on the face of such party's balance sheet under applicable generally accepted accounting principles, and (e) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Representing Party's latest financial statements included in such Representing Party's Filings, none of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    3.9  Litigation.  Except as set forth in Section 3.9 of each Representing Party's Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Representing Party, threatened against such Representing Party or any of its Subsidiaries or any of their respective assets before any Governmental Entity. The claims, actions, suits, proceedings or investigations disclosed in the Representing Party's Disclosure Schedule, if adversely determined, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Representing Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    3.10  Taxes.  The Representing Party and each of its Subsidiaries have timely filed or caused to be filed (or there has been timely filed on their behalf) all income Tax Returns and all other material Tax Returns required by applicable law to be filed on or prior to the date hereof, or requests for extensions to file such Tax Returns have been filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are complete and accurate in all material respects. The Representing Party and each of its Subsidiaries have paid (or there has been paid on their behalf) all Taxes shown as due on such Tax Returns, and the most recent Representing Party's Financial Statements contained in the Representing Party's Filings reflect an adequate liability in accordance with applicable generally accepted accounting principles consistently applied for all Taxes payable by the Representing Party and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No deficiencies for any Tax have been proposed or asserted in writing or assessed, in each case by any taxing authority, against the Representing Party or any of its Subsidiaries for which there are not adequate liabilities accrued on the latest balance sheet included in the Representing Party's Financial Statements. The Representing Party nor any of its Subsidiaries are a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G. The Representing Party and all of its Subsidiaries have complied in all material respects with all transfer pricing Laws of the United States and all other jurisdictions in which the Representing Party or its Subsidiaries has conducted, or is presently conducting, business.

    3.11  Employee Benefit Plans.

    (a) Section 3.11 of each Representing Party's Disclosure Schedule sets forth a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to

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by the Representing Party or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Representing Party or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Representing Party or any of the Representing Party's Subsidiaries and whether or not subject to ERISA (with respect to a Representing Party, the "Plans").

    (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Plan has been administered and operated in compliance with its terms and applicable law in all respects, including, without limitation, in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA and the comparable provisions of any foreign law.

    (c) There are no liabilities of the Representing Party or any ERISA Affiliate with respect to any Plan, other than (i) liabilities disclosed or provided for in such Representing Party's Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the Representing Party's Financial Statements, which do not have, individually or in the aggregate, a Material Adverse Effect, and (iii) liabilities which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    3.12  Labor and Employment Matters.

    (a) Section 3.12 of each Representing Party's Disclosure Schedule sets forth a true and complete list of each employment agreement or any other arrangement or understanding (other than applicable law) with any employee that provides for the payment of any consideration (including severance pay) by such Representing Party or any of its Subsidiaries to such person as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or in conjunction with the termination of such person's employment.

    (b) (i) neither the Representing Party nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or understanding with a labor union or labor organization; (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in the Representing Party's Disclosure Schedule, there is no (1) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Representing Party, threatened against the Representing Party or its Subsidiaries; (2) activity or proceeding by a labor union or representative thereof to organize any employees of the Representing Party or any of its Subsidiaries; or (3) lockout, strike, slowdown, work stoppage or, to the knowledge of the Representing Party, threat thereof by or with respect to such employees; and (iii) there has not been any adoption or amendment in any material respect by the Representing Party or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Each of the Representing Party and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    3.13  Information Supplied.  None of the information provided or to be provided by the Representing Party specifically for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date the Proxy Statement is first mailed to the In Focus's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Exchange Offer Documents will, at the time the Exchange Offer commences or at the Exchange Offer Expiration Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) any other filings submitted to the SEC or the OSE in

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connection with the transactions contemplated by this Agreement will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by a Representing Party with respect to any statements made in the documents specified in items (a) through (c) above based on information provided by or on behalf of the other Representing Party for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the other Representing Party's Filings.

    3.14  Ownership Of Capital Stock.  To the knowledge of the Representing Party, neither the Representing Party nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of the other Representing Party or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the other Representing Party.

    3.15  Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Representing Party and its Subsidiaries are in compliance with all applicable Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Representing Party and its Subsidiaries have obtained all permits, licenses and other authorizations from all Governmental Entities required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof. Neither the Representing Party nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there is no environmental condition which would constitute a violation of applicable Environmental Law and was caused by the Representing Party or its Subsidiaries on any of the properties currently or formerly owned or leased by the Representing Party or any of its Subsidiaries.

    3.16  Intellectual Property Rights.  Except as set forth in Section 3.16 of each Representing Party's Disclosure Schedule, (i) the Representing Party or its Subsidiaries own the entire right, title and interest in and to, or is licensed or otherwise has the right to use, all Intellectual Property, including the right to sue and recover for damages and the other remedies with respect to any past infringement or other violations of the Intellectual Property, used in or necessary for the conduct of the business as currently conducted by the Representing Party and its Subsidiaries taken as a whole; (ii) there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Representing Party, threatened that the Representing Party or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any person or entity with regard to any Intellectual Property owned by, licensed to and/or otherwise used by the Representing Party or any of its Subsidiaries; (iii) to the knowledge of the Representing Party no person is infringing on or otherwise violating any right of the Representing Party or any of its Subsidiaries with respect to any Intellectual Property owned by, licensed to and/or otherwise used by the Representing Party or any of its Subsidiaries; (iv) the Representing Party or its Subsidiaries will continue to own, be licensed or have rights to use the Intellectual Property owned, licensed or used as of the date of this Agreement after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (v) the Representing Party and each of its Subsidiaries has taken reasonable steps to protect its Intellectual Property and its rights thereunder, and to the knowledge of the Representing Party, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Representing Party or any of its Subsidiaries; (vi) there are no restrictions on the direct or indirect transfer of any interest in the Intellectual Property, including any license agreement, held by the Representing Party or any of its Subsidiaries in respect of the Intellectual Property; and (vii) neither the Representing Party nor any of its Subsidiaries is, or has received notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any agreement to use the Intellectual Property.

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    3.17  Accounting Matters.  To its knowledge neither the Representing Party nor any of its affiliates (as such term is used in Section 6.11) has taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being accounted for as a "pooling-of-interests" under Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants ("APB No. 16") and the Representing Party has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

    3.18  Compliance with Laws and Orders.  Except as disclosed in the Representing Party's Filings, the Representing Party and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental Entity, except for violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

    3.19  Title to Properties.  The Representing Party and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all real and tangible personal properties used in and, individually or in the aggregate, material to the conduct of the businesses of the Representing Party and its Subsidiaries taken as a whole (including all real and tangible personal properties reflected on the latest balance sheet included in the Representing Party's SEC Filings or OSE Filings, as applicable, or acquired since such date, other than properties or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business), free and clear of all Encumbrances other than (i) any lien for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) any statutory liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property or asset subject to such Encumbrance or the use of such property or asset in the conduct of the business of the Representing Party or any such Subsidiary.

    3.20  Opinion of Financial Advisors.  In Focus represents and warrants to Proxima that In Focus has received the opinion of Salomon Smith Barney, Inc. ("SSB"), to the effect that, as of the date of this Agreement, the Exchange Offer Ratio is fair from a financial point of view to the holders of shares of In Focus Common Stock. Proxima represents and warrants to In Focus that Proxima has received the opinion of Duetche Banc Alex, Brown ("DBAB"), to the effect that, as of the date of this Agreement, the Exchange Offer Ratio is fair from a financial point of view to the holders of Proxima Ordinary Shares.

    3.21  Finders and Advisors.  Except for SSB, whose fees shall be the sole responsibility of In Focus, and DBAB, whose fees shall be the sole responsibility of Proxima, no financial advisor, broker, agent or finder has been retained by either Representing Party in connection with this Agreement or any transaction contemplated hereby, and no such financial advisor, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated hereby.

    3.22  Duly Authorized Shares.  In Focus represents and warrants that all shares of In Focus Common Stock to be issued in exchange for Proxima Ordinary Shares pursuant to the terms of this Agreement have been duly authorized and when issued pursuant to the terms of the Exchange Offer will be validly issued, fully paid and nonassessable. The shares of In Focus Common Stock issuable upon exercise of the assumed Proxima U.S. Options and issuable upon the exercise of the assumed Proxima Norwegian Options have been duly authorized and will be, prior to the Effective Time, reserved for issuance, and upon issuance pursuant to the terms of such options, such shares shall be validly issued, fully paid and nonassessable.

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ARTICLE IV COVENANTS OF PROXIMA AND IN FOCUS

    4.1  Conduct of Proxima's Business.  At all times from and after the date hereof until the Effective Time, Proxima covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that In Focus shall otherwise consent in writing):

    (a) Ordinary Course.  Proxima and its Subsidiaries shall conduct their respective businesses only in, and Proxima and such Subsidiaries shall not take any action except in, the ordinary course in substantially the same manner as previously conducted and in substantial compliance with all applicable Laws. Without limiting the generality of the foregoing, (i) Proxima and its Subsidiaries shall use reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their present officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them and to comply in all material respects with all Laws and Orders of all Governmental Entities applicable to them, and (ii) neither Proxima nor any of its Subsidiaries shall, except as expressly contemplated by this Agreement:

      (1) Adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust plan or other arrangement for the benefit or welfare of any director, officer or employee of Proxima or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of Proxima or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of Proxima or any of its Subsidiaries;

      (2) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than in the ordinary course of business consistent with past practice) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Proxima or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

      (3) Expend funds for capital expenditures or research and development, other than in the ordinary course of business consistent with past practices;

      (4) Sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or assets except for disposition of inventory or immaterial assets or the imposition of purchase money security interests on inventory or equipment, in either case, in the ordinary course of business consistent with past practice;

      (5) (x) Declare, set aside or pay any dividends on, or declare or make any other distribution in respect of, any of its capital stock (except for dividends paid by Subsidiaries to Proxima with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Proxima or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

      (6) Authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any options to acquire, any such shares, voting securities or

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  convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Proxima U.S. Options and Proxima Norwegian Options outstanding on the date hereof);

      (7) Amend its certificate of incorporation, bylaws, articles of association or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of Proxima;

      (8) Acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

      (9) Settle or compromise any stockholder derivative or other suits arising out of the transactions contemplated by this Agreement or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than in consultation and cooperation with In Focus, and, with respect to any such settlement, without the prior written consent of In Focus, which consent shall not be unreasonably withheld or delayed;

     (10) Make any material Tax election or settle or compromise any material Tax liability (whether with respect to amount or timing);

     (11) Except in the ordinary course of business, materially modify, amend or terminate any material Contract or waive or release or assign any material rights or claims;

     (12) (i) Fail to pay in the ordinary course of business consistent with past practice any amount ("Payable") due, owing or payable to any trade creditor or supplier (other than amounts being disputed in good faith) or (ii) other than in the ordinary course of business consistent with past practice, alter the terms or scheduled payment dates of any Payable; or

     (13) Take or agree to take any action that would make any representation and warranty of Proxima contained in this Agreement inaccurate at, or as of any time prior to the Effective Date, or omit or agree to omit to take any action necessary and prudent to prevent any such representation or warranty from being inaccurate at any such time.

    (b) Advice of Changes.  Proxima shall confer on a regular and frequent basis with In Focus with respect to its business and operations and other matters relevant to the Exchange Offer, and shall promptly advise In Focus, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would reasonably be expected to have, a Material Adverse Effect on Proxima and its Subsidiaries taken as a whole or on the ability of Proxima to consummate the transactions contemplated hereby.

    4.2  Conduct of In Focus's Business.  At all times from and after the date hereof until the Effective Time, In Focus and its Subsidiaries shall use reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their present officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them and to comply in all material respects with all Laws and Orders of all Governmental Entities applicable to them.

    4.3  No Solicitations.

    (a) From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, neither In Focus, Proxima nor any of their Subsidiaries shall, nor shall they authorize or

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permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative retained by or acting for or on behalf of In Focus, Proxima or any of their Subsidiaries to, directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for a merger, consolidation or other business combination involving In Focus, Proxima or any of their Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, shares of any class of voting securities of In Focus, Proxima or any of their Subsidiaries (excluding, in the case of In Focus, proposals for the acquisition of shares constituting less than 20% of In Focus's outstanding voting securities) or a substantial portion of the assets of In Focus, Proxima or any of their Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) engage in negotiations, discussions or communications regarding or disclose any information relating to In Focus, Proxima or any of their Subsidiaries or afford access to the properties, books or records of In Focus, Proxima or any of their Subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal. The board of directors of Proxima (including any committee thereof) shall not withdraw or modify in a manner adverse to In Focus the approval and recommendation of the Exchange Offer or this Agreement. Neither the board of directors of In Focus or Proxima shall approve or recommend any Acquisition Proposal.

    (b) Notwithstanding the foregoing provisions of Section 4.2(a):

       (i) Proxima may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal which either (x) is not subject to a financing contingency and involves the purchase for cash of 100% of the Proxima Ordinary Shares at a price per share, which Proxima's board of directors determines, based on the advice of its financial advisor, is financially superior to the Exchange Offer or (y) provides for the acquisition of 100% of the Proxima Ordinary Shares, for consideration, not consisting entirely of cash, which Proxima's board of directors determines, based on the advice of its financial advisor, is financially superior to the Exchange Offer (in the case of either (x) or (y), a "Superior Proposal"), and Proxima's board of directors, or any committee thereof may withdraw or modify in a manner adverse to In Focus, the approval or recommendation of the Exchange Offer, and may approve or recommend any such Superior Proposal, if, in the case of either (x) or (y), Proxima's board of directors determines (and is advised by its outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties. Proxima shall (i) notify In Focus promptly (and in any event within one business day) after receipt of any Acquisition Proposal or any request for non-public information relating to Proxima or any of its Subsidiaries or for access to the properties, books or records of Proxima or any of its Subsidiaries by any person that is considering making, or has made, an Acquisition Proposal, (ii) notify Proxima promptly of any material change to any such Acquisition Proposal or request and (iii) upon reasonable request by In Focus, provide In Focus all material information about any such Acquisition Proposal, indication or request. Proxima will not, and will cause its affiliates not to, enter into an agreement with respect to a Superior Proposal unless In Focus has been advised in writing of the identity of the parties making the Superior Proposal and the material terms thereof at least two business days prior to the entering into of such agreement.

      (ii) In Focus may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal, and In Focus's board of directors, or any committee thereof may withdraw or modify in a manner adverse to Proxima, the approval or recommendation of the Exchange Offer, and may approve or recommend any such Acquisition Proposal, if In Focus's board of directors determines (and is advised by its outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties. In Focus shall (i) notify Proxima promptly (and in any event within one business day) after receipt of any Acquisition Proposal or any request for non-public information relating to In Focus or any of its Subsidiaries or for access to the properties, books or records of In Focus or any of its Subsidiaries by any person that is considering making, or has made, an Acquisition Proposal, and (ii) notify In Focus promptly of any material change to any such Acquisition Proposal or request.

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ARTICLE V
TREATMENT OF PROXIMA STOCK OPTION PLANS

    5.1  U.S. Stock Option Plan.  Upon consummation of the Share Exchange, each outstanding and unexercised option to purchase shares of Proxima Ordinary Shares (the "Proxima U.S. Options") under the Proxima Amended 1998 Stock Option Plan (the "Proxima U.S. Option Plan"), whether vested or unvested, shall be, in connection with the Share Exchange, assumed by In Focus. Each Proxima U.S. Option so assumed by In Focus under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Proxima U.S. Option Plan, and/or as provided in the respective option agreements governing such Proxima U.S. Option immediately prior to consummation of the Share Exchange, except that (A) such Proxima U.S. Option shall be exercisable for the number of whole shares of In Focus Common Stock equal to the product of the number of shares of Proxima Ordinary Shares that were issuable upon exercise of such Proxima U.S. Option immediately prior to consummation of the Share Exchange, multiplied by the Exchange Offer Ratio rounded up to the nearest whole number of shares of In Focus Common Stock, and (B) the per share exercise price for the In Focus Common Stock issuable upon exercise of such assumed Proxima U.S. Option shall be equal to the quotient determined by dividing the exercise price per share at which such Proxima U.S. Option was exercisable immediately prior to the consummation of the Share Exchange by the Exchange Offer Ratio, rounded up to the nearest whole cent. Promptly following the consummation of the Share Exchange, In Focus will issue to each holder of an outstanding Proxima U.S. Option a document evidencing the foregoing assumption of such Proxima U.S. Option by In Focus. To the extent that such Proxima U.S. Option was qualified under Section 422 of the Code, In Focus shall use commercially reasonable efforts to cause such option to continue to be so qualified.

    5.2  Norwegian Stock Option Plans.

    (a) Proxima shall use commercially reasonable efforts to cause each holder of an outstanding and unexercised option to purchase Proxima Ordinary Shares (individually, a "Proxima Norwegian Option" and collectively, the "Proxima Norwegian Options") under the stock option plans maintained by Proxima in Norway (collectively, the "Proxima Norwegian Option Plans") to agree in writing, prior to the Effective Time, to allow In Focus to assume his or her Proxima Norwegian Option, as of the Effective Time, pursuant to an Option Assumption Agreement on terms and conditions reasonably acceptable to In Focus (individually, an "Option Assumption Agreement" and collectively, the "Option Assumption Agreements"). Each Proxima Norwegian Option so assumed by In Focus under an Option Assumption Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Norwegian Option Plans, as applicable, and as provided in the respective individual option agreement governing such Proxima Norwegian Option immediately prior to the consummation of the Share Exchange, except that (i) such Proxima Norwegian Option shall be exercisable for the number of whole shares of In Focus Common Stock equal to the product of the number of shares of Proxima Ordinary Shares that were issuable upon exercise of such Proxima Norwegian Option immediately prior to consummation of the Share Exchange, multiplied by the Exchange Offer Ratio rounded up to the nearest whole number of shares of In Focus Common Stock, and (ii) the per share exercise price for the In Focus Common Stock issuable upon exercise of such assumed Proxima Norwegian Option shall be equal to the quotient determined by dividing the exercise price per share at which such Proxima Norwegian Option was exercisable immediately prior to the consummation of the Share Exchange by the Exchange Offer Ratio, rounded up to the nearest whole cent.

    (b) If an insufficient number of holders of Proxima Norwegian Options enter into Option Assumption Agreements, such that the transactions contemplated by this Agreement would not, in the opinion of In Focus's independent accountants, qualify for accounting as a "pooling of interests" under APB No. 16 and applicable SEC rules and regulations, Proxima shall use commercially reasonable efforts to cause such option holders to take such other actions and enter into such other agreements as In Focus may reasonably request to cause the transactions contemplated by this Agreement to so qualify.

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ARTICLE VI
ADDITIONAL AGREEMENTS

    6.1  Access to Information; Confidentiality.

    (a) Each of In Focus and Proxima shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of In Focus and Proxima shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities laws or Norwegian securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.1 shall affect any representation or warranty given by the other party hereto.

    (b) Each of In Focus and Proxima will hold and will cause each of their respective officers, directors, employees, accountants, attorneys, investment bankers and other advisors ("Representatives") to hold in strict confidence (unless compelled to disclose by judicial or administrative process with respect to which the other party shall be given a reasonable opportunity to oppose) all non-public information obtained, whether prior to or after the date of this Agreement, from or provided on behalf of the other party, except to the extent that such information can be shown to have been (i) previously known or independently developed by the party receiving such information, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources not known by the receiving party to be bound by confidentiality obligations (the "Confidential Information"). Each of In Focus and Proxima will, and will cause each of their respective Representatives to, use the Confidential Information received by it solely in connection with its evaluation of the transactions contemplated by this Agreement and in furtherance of the consummation of such transactions in accordance with the terms of this Agreement. In the event of the termination of this Agreement, each of In Focus and Proxima will, and will cause each of their respective Representatives to, (x) maintain the confidentiality of the Confidential Information, and (y) return all copies of written Confidential Information promptly upon the written request of the other party.

    6.2  Approval of In Focus Stockholders; Preparation of Proxy Statement.

    (a)  Approval of In Focus Stockholders.  As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "In Focus Stockholders Meeting") for the purpose of obtaining such approvals as are required by the applicable rules and regulations of the NASDAQ National Market System and, if applicable, Oregon law, to consummate the transactions contemplated by this Agreement (the "In Focus Stockholders' Approval"). Subject to its rights to terminate this Agreement pursuant to Section 8.1, In Focus shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors that the In Focus stockholders grant such approval, and shall use its reasonable best efforts to obtain such approval.

    (b)  Preparation of Proxy Statement.  As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall in consultation with Proxima prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement"), and all other required materials, to be used in connection with the solicitation of proxies by In Focus for the In Focus Stockholders Meeting. In Focus shall use commercially reasonable efforts to respond to any SEC comments regarding its Proxy Statement and to have such comments cleared as promptly as practicable, and shall promptly mail the Proxy Statement in its definitive form to its shareholders after the Norwegian Prospectus/Offer Document has been mailed to the holders of the Proxima Ordinary Shares. Proxima agrees to provide as promptly as

Page 17 - BUSINESS COMBINATION AGREEMENT

practicable to In Focus such information concerning its stockholders and its business and financial statements and affairs as may reasonably be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with In Focus's counsel and auditors in the preparation of the Proxy Statement.

    6.3  Regulatory and Other Approvals.

    (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 6.2, each of Proxima and In Focus will use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required of Proxima, In Focus or any of their Subsidiaries to consummate the Exchange Offer and provide such other information and communications to such Governmental Entities or other public or private third parties as the other party hereto or such Governmental Entities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of In Focus and Proxima or their affiliates under the HSR Act and under comparable merger notification or competition laws of non-U.S. jurisdictions, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act or the authorities of such other jurisdictions, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Exchange Offer or the other matters contemplated by this Agreement commenced by the FTC, the Antitrust Division, state attorneys general or any other Governmental Entity.

    (b) In furtherance and not in limitation of the covenants in Section 6.3(a), In Focus and Proxima shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to any transactions contemplated by this Agreement by any of the authorities identified in Section 6.3(a). If any administrative, judicial or legislative action or proceeding is threatened to be instituted by any such authority challenging any of the transactions contemplated by this Agreement, In Focus and Proxima will each cooperate to contest and resist the institution of any such action or proceeding.

    6.4  Expenses.  Except as set forth in Section 8.2(b), whether or not the Exchange Offer is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with printing and mailing the Norwegian Exchange Offer Documents, as well as any filing fees relating thereto, shall be shared equally by In Focus and Proxima.

    6.5  OSE Listing.  As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, In Focus shall prepare and file all documents with OSE and use its reasonable best efforts to cause the shares of In Focus Common Stock to be issued by In Focus in connection with the transactions contemplated by this Agreement to be approved for secondary listing on OSE, subject to official notice of issuance.

    6.6  Form S-8.  In Focus shall file a registration statement on Form S-8 for the shares of In Focus Common Stock issuable with respect to the assumed Proxima U.S. Options no later than ten (10) days after the Effective Time, to the extent the shares of In Focus Common Stock issuable upon exercise of such options qualify for registration on Form S-8.

    6.7  NNM Listing of Additional Shares Application.  In Focus shall use commercially reasonable efforts to cause to be authorized for listing on the Nasdaq National Market (i) the shares of In Focus Common Stock to be issued in exchange for Proxima Ordinary Shares pursuant to the Exchange Offer and (ii) the shares of In Focus Common Stock required to be reserved for issuance in connection with assumption of the Proxima U.S. Options and the Proxima Norwegian Options.

Page 18 - BUSINESS COMBINATION AGREEMENT

    6.8  Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of In Focus and Proxima will take or cause to be taken all steps reasonably necessary or desirable to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither In Focus nor Proxima will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

    6.9  Tax Treatment.  Proxima shall use its reasonable best efforts to secure an unconditional commitment from Norwegian tax authorities that the holders of Proxima Ordinary Shares, who are residents of Norway, will not be subject to tax in Norway (i) upon consummation of the Share Exchange and the exchange of their Proxima Ordinary Shares for In Focus Common Stock, or (ii) if In Focus assumes the Proxima Norwegian Options as contemplated by Section 5.2 (the "Norwegian Tax Approval").

    6.10  Conveyance Taxes.  In Focus and Proxima shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

    6.11  Affiliates.  As soon as practicable after the date hereof, Proxima shall deliver to In Focus a letter identifying all persons who are, at the time the Exchange Offer is submitted to the stockholders of Proxima, "affiliates" of Proxima for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Share Exchange for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Proxima shall use reasonable best efforts to cause all persons who are "affiliates" of Proxima for purposes of qualifying the Share Exchange for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations to deliver to In Focus not less than thirty (30) days prior to the Effective Time, a written agreement substantially in the form of Exhibit B.

ARTICLE VII
CONDITIONS TO EXCHANGE OFFER

    7.1  Conditions to Exchange Offer and In Focus's Obligations.  Notwithstanding any other provisions of this Agreement or the Exchange Offer, In Focus shall not be required to accept for exchange, and may delay acceptance of, any tendered Proxima Ordinary Shares, and may terminate the Exchange Offer, if each of the following conditions are not fully satisfied or waived by In Focus on or prior to the Effective Time:

    (a) The Minimum Condition, as defined in Section 1.1(b), shall have been satisfied;

    (b) Holders of a sufficient number of the Proxima Norwegian Options, as necessary for the transactions contemplated by this Agreement to be accounted for as a "pooling of interests" under APB No. 16 and applicable SEC rules and regulations, shall have entered into Option Assumption Agreements;

    (c) The In Focus Shareholders' Approval shall have been obtained;

    (d) Any applicable waiting periods under the HSR Act, or under any applicable competition laws of any non-U.S. jurisdiction, relating to the transactions contemplated by this Agreement shall have expired or been terminated;

    (e) No change shall have occurred since the date of this Agreement (and no condition, event or development shall have occurred, involving a prospective change) that would have a Material Adverse Effect on Proxima;

    (f)  The representations and warranties of Proxima set forth in this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time, except

Page 19 - BUSINESS COMBINATION AGREEMENT

where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Proxima, and In Focus shall have received a Certificate of the Chief Executive Officer of Proxima as to the satisfaction of this condition;

    (g) Proxima shall, in all material respects, have performed and complied with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and In Focus shall have received a Certificate of the Chief Executive Officer of Proxima as to the satisfaction of this condition;

    (h) In Focus shall have received a letter from its independent accountants, dated as of the Effective Time, stating that accounting for the Share Exchange as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations is appropriate if the Share Exchange is consummated as contemplated by this Agreement;

    (i)  All consents, approvals and actions of, filings with and notices to any Governmental Entity required of In Focus, Proxima, or any of their respective Subsidiaries to consummate the Share Exchange, shall have been obtained or made, all in form and substance reasonably satisfactory to In Focus, including without limitation approval by the Norwegian Ministry of Industry and Trade pursuant to the Norwegian Business Acquisition Act of 1994 No. 79 and any other approvals required under any other applicable competition laws of any non-U.S. jurisdiction; and

    (j)  No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Exchange Offer, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on In Focus or Proxima.

    The foregoing conditions are for the sole benefit of In Focus and may be waived by In Focus in whole or in part at any time and from time to time in the sole discretion of In Focus. The failure by In Focus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by In Focus concerning the events described above will be final and binding on all parties.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

    8.1  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after In Focus Stockholders' Approval:

    (a) By mutual written consent of Proxima and In Focus;

    (b) By either Proxima or In Focus:

(i)	If the Share Exchange shall not have been consummated by September 30, 2000 (the "Outside Termination Date"), provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Share Exchange to be consummated on or prior to such date;
(ii)	If the In Focus Stockholders' Approval shall not have been obtained at the In Focus Stockholders Meeting or at any adjournment or postponement thereof; or

Page 20 - BUSINESS COMBINATION AGREEMENT

(iii)
If any Restraint having either of the effects set forth in Section 7.1(j) shall be in effect and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint.

    (c) By In Focus, (i) if any representation or warranty of Proxima contained in this Agreement shall not be true and correct in all material respects and the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on Proxima, and (2) if capable of being made true and correct within 30 days following receipt by Proxima of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period, or (ii) if there has been a material breach of any covenant or agreement on the part of Proxima set forth in this Agreement, which breach is incapable of being cured by Proxima or is not cured within 30 days following receipt by Proxima of notice of such breach;

    (d) By Proxima, (i) if any representation or warranty of In Focus contained in this Agreement shall not be true and correct in all material respects and the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on In Focus, and (2) if capable of being made true and correct within 30 days following receipt by In Focus of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period, or (ii) if there has been a material breach of any covenant or agreement on the part of In Focus set forth in this Agreement, which breach is incapable of being cured by In Focus or is not cured within 30 days following receipt by In Focus of notice of such breach;

    (e) By In Focus or Proxima, upon the occurrence of a Trigger Event with respect to the other party; and

    (f)  By In Focus, if the Exchange Offer shall have expired or been terminated without any Proxima Ordinary Shares being purchased hereunder by In Focus as a result of the failure of any of the conditions set forth in Article VII hereof.

    8.2  Effect of Termination.

    (a) In the event of termination of this Agreement by either Proxima or In Focus as provided in Section 8.1, written notice thereof shall be given as promptly as possible to the other party hereto, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either Proxima or In Focus (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.1(b) and 6.4, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement, and (iii) as provided in Section 8.2(b) below.

    (b) If either party terminates this Agreement pursuant to Section 8.1(e), the non-terminating party shall pay to the terminating party by wire transfer in immediately available funds to an account specified in writing by the terminating party immediately upon notice of such termination, a termination fee of Three Million Five Hundred Thousand and No/100 US Dollars (US$3,500,000.00)

    (c) The parties acknowledge that the agreements in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they each would not enter into this Agreement; accordingly, if either party fails to pay in a timely manner the amounts due pursuant to Section 8.2(b) and, in order to obtain such payment, the terminating party makes a claim that results in a judgment against the other party for the amounts set forth in Section 8.2(b), the non-terminating party shall pay to the terminating party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) from the date of demand to the date of payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

Page 21 - BUSINESS COMBINATION AGREEMENT

    (d) If any provision of this Section 8.2 shall be void under applicable law, or if the performance by any party of its obligations hereunder is prohibited by applicable law, but such provision or action would be permissible if some part or all of Section 8.2 were deleted, then such modification as may be necessary to make such provision or action permissible shall be deemed to have taken place.

    8.3  Amendment.  This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after In Focus's Stockholders' Approval but after such approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

    8.4  Waiver.  At any time prior to the Effective Time, any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX
GENERAL PROVISIONS

    9.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    9.2  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, or by an internationally recognized courier service such as Federal Express, to the parties at the following addresses or facsimile numbers:

    If to In Focus, to:

In Focus Systems, Inc. 27700B SW Parkway Avenue Wilsonville, Oregon 97070 Facsimile No.: (503) 685-8838 Attn: Chief Executive Officer

    with copies (which shall not constitute notice) to:

Garvey, Schubert & Barer 121 S.W. Morrison, 11th Floor Portland, Oregon 97204 Facsimile No.: (503) 226-0259 Attn: Bruce A. Robertson and Stephen J. Connolly	and	Thommessen Krefting Greve Lund Haakon VII's gate 10 Postboks 1484 Vika N-0116 Oslo, Norway Facsimile No.: 011-47 23-11-10-10 Attn: Olav Vikoren

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    If to Proxima, to:

Proxima ASA	and	Proxima Corporation
K.G. Medahlsvei 9		9440 Carroll Park Drive
Postboks 1403		San Diego, California 92121-2298
N-1602 Fredrikstad, Norway		Facsimile No.: (858) 638-2951
Facsimile No.: 011-47-69-34-06-32		Attn: Thomas D. Kampfer
Attn: Chief Executive Officer

    with copies (which shall not constitute notice) to:

Brobeck, Phleger & Harrison LLP	and	Wikborg, Rein & Co.
38 Technology Drive		P. O. Box 1153 Vika
Irvine, California 92618-5312		01170 Oslo, Norway
Facsimile No.: (949) 790-6301		Facsimile No.: 011-47-22-82-75-01
Attn: Patrick Arrington		Attn: Einar Greve

    All such notices, requests and other communications will (i) if delivered personally or by an internationally recognized courier service to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in writing specifying such change to the other parties hereto.

    9.3  Entire Agreement.  This Agreement, including all Exhibits and Schedules referred to herein or delivered pursuant hereto, and the Nondisclosure Agreement between In Focus and Proxima, dated January 24, 2000, supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof. No prior draft of this Agreement may be used in the construction or interpretation hereof.

    9.4  Public Announcements.  Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, In Focus and Proxima will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. In Focus and Proxima will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties and signed on their behalf for identification.

    9.5  No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    9.6  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that In Focus may assign any or all of its rights, interests and obligations hereunder, including the right to consummate the Share Exchange and purchase

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all or any portion of Proxima Ordinary Shares tendered pursuant to the Exchange Offer, to a direct or indirect wholly owned Subsidiary of In Focus, provided that any such assignment will not relieve In Focus of any liability hereunder and any such Subsidiary must agree in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    9.7  Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

    9.8  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    9.9  Governing Law.  The Exchange Offer and Share Exchange (to the extent they are conducted in Norway) shall be governed by and effected in accordance with Norwegian law. In all other respects, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Sections 5-1401 to 5-1402 of the New York General Obligation Law and Section 327(b) of the New York Civil Practice Law and Rules.

    9.10  Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Borough of Manhattan, The City of New York, State of New York or any New York state court sitting in the Borough of Manhattan, The City of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Borough of Manhattan, The City of New York, State of New York or a New York state court sitting in the Borough of Manhattan, The City of New York, and (d) waives any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

    9.11  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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    IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

IN FOCUS SYSTEMS, INC.
By:	/s/ John V. Harker
Name:	John V. Harker
Title:	Chairman, President and CEO
PROXIMA ASA
By:	/s/ Svein S. Jacobsen
Name:	Svein S. Jacobsen
Title:	Styreformann
By:	/s/ Ole J. Fredriksen
Name:	Ole J. Fredrisksen
Title:	Administrative Director

Page 25 - BUSINESS COMBINATION AGREEMENT

ANNEX OF DEFINED TERMS

1.1
"Acquisition Proposal" shall have the meaning set forth in Section 4.3(a).

1.2
"affiliate" of any person shall mean, as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

1.3	"Agreement" shall have the meaning set forth in the preamble.
1.4	"Antitrust Division" shall have the meaning set forth in Section 6.3(a).
1.5	"APB No. 16" shall have the meaning set forth in Section 3.17.
1.6	"Code" shall have the meaning set forth in Section 3.11(b).
1.7	"Companies Act" shall have the meaning set forth in Section 1.3.
1.8	"Company Permits" shall have the meaning set forth in Section 3.1.
1.9	"Confidential Information" shall have the meaning set forth in Section 6.1(b).
1.1	"Contracts" shall have the meaning set forth in Section 3.5(b).
1.1	"DBAB" shall have the meaning set forth in Section 3.20.
1.1
"Disclosure Schedule" shall mean the disclosure schedule delivered by each Representing Party to the other setting forth (organized by the number and letter of the corresponding section and paragraph in the Business Combination Agreement, provided, that matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes of such disclosure schedule) the Representing Party's exceptions to the representations and warranties of such Representing party contained in Article III, and provided further that inclusion of an item in a disclosure schedule shall not be construed to mean that the item is required to be disclosed or is material.
1.1	"Effective Time" shall have the meaning set forth in Section 1.1(d).
1.1	"Encumbrance" shall mean any mortgage, pledge, lien, charge, encumbrance, security interest, claim or option.
1.15
"Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material. "Hazardous Material" means (A) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental Entity.
1.16	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

Page 1 - ANNEX OF DEFINED TERMS

1.17	"ERISA Affiliate" shall have the meaning set forth in Section 3.11(a).
1.18	"Exchange Act" shall have the meaning set forth in Section 3.6(a).
1.19	"Exchange Agent" shall have the meaning set forth in Section 1.5.
1.20	"Exchange Offer" shall have the meaning set forth in Section 1.1(a).
1.21	"Exchange Offer Conditions" shall have the meaning set forth in Section 1.1(b).
1.22	"Exchange Offer Documents" shall have the meaning set forth in Section 1.2.
1.23	"Exchange Offer Expiration Date" shall have the meaning set forth in Section 1.1(c).
1.24	"Exchange Offer Ratio" shall have the meaning set forth in Section 1.1(a).
1.25	"FTC" shall have the meaning set forth in Section 6.3(a).
1.26
"Fully Diluted Basis" shall mean a basis that takes into account all outstanding Proxima Ordinary Shares and the maximum aggregate number of Proxima Ordinary Shares that may be issued in respect of any warrants, options, convertible instruments or other rights pursuant to which the holder thereof may acquire Proxima Ordinary Shares, regardless of whether currently exercisable or convertible.
1.27
"Governmental Entity" shall mean any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign.
1.28	"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
1.29	"In Focus" shall mean the corporate party to the Agreement identified in the first paragraph.
1.30	"In Focus Common Stock" shall have the meaning set forth in Section 1.1(a).
1.31	"In Focus Financial Statements" shall have the meaning set forth in Section 3.6(a).
1.32	"In Focus SEC Filings" shall have the meaning set forth in Section 3.6(a).
1.33	"In Focus Stockholders' Approval" shall have the meaning set forth in Section 6.2(a).
1.34	"In Focus Stockholders Meeting" shall have the meaning set forth in Section 6.2(a).
1.35
"Intellectual Property" shall mean (i) any and all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, trade dress, copyrights and copyright rights, patents and patent rights, mask works, trade secrets, know-how, proprietary information, processes, formulae, computer programs (including source code, object code and data), industrial models, designs, methodologies, business names, product names, brand names, logos and slogans; (ii) any and all pending applications for trademarks, service marks, copyrights, patents and mask works and any and all other kinds of intellectual property; and (iii) all documentation related to such intellectual property, including, without limitation, technical specifications, manufacturing, engineering and technical drawings, and comprising physical documents and/or electronic files.
1.36	"Laws" shall have the meaning set forth in Section 3.5(b).
1.37	"Mandatory Offer" shall have the meaning set forth in Section 1.3.
1.38
"Material Adverse Effect" with respect to In Focus or Proxima shall mean any event or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole.
1.39	"Minimum Condition" shall have the meaning set forth in Section 1.1(b).

Page 2 - ANNEX OF DEFINED TERMS

1.40	"Norwegian Prospectus/Offer Document" shall have the meaning set forth in Section 1.2.
1.41	"Norwegian Tax Approval" shall have the meaning set forth in Section 6.9.
1.42	"Option Assumption Agreements" shall have the meaning set forth in Section 5.2(a).
1.43	"OSE" shall have the meaning set forth in Section 1.2.
1.44	"Orders" shall have the meaning set forth in Section 3.5(b).
1.45	"Outside Termination Date" shall have the meaning set forth in Section 8.1(b)(i).
1.46	"Payable" shall have the meaning set forth in Section 4.1(a)(12).
1.47	"person" shall mean an individual, corporation, partnership, association, trust, or any other entity or organization, including, without limitation, a Governmental Entity.
1.48	"Plans" shall have the meaning set forth in Section 3.11(a).
1.49	"Potential Acquiror" shall have the meaning set forth in Section 4.3(a).
1.50	"Proxima" shall mean the corporate party to the Agreement identified in the first paragraph.
1.51	"Proxima Financial Statements" shall have the meaning set forth in Section 3.6(b).
1.52	"Proxima Norwegian Option Plans" shall have the meaning set forth in Section 5.2(a).
1.53	"Proxima Norwegian Options" shall have the meaning set forth in Section 5.2(a).
1.54	"Proxima Ordinary Shares" shall have the meaning set forth in Section 1.1(a).
1.55	"Proxima OSE Filings" shall have the meaning set forth in Section 3.6(b).
1.56	"Proxima U.S. Options" shall have the meaning set forth in Section 5.1.
1.57	"Proxima U.S. Option Plan" shall have the meaning set forth in Section 5.1.
1.58	"Proxy Statement" shall have the meaning set forth in Section 6.2(b).
1.59	"Representatives" shall have the meaning set forth in Section 6.1(b).
1.60	"Representing Party" shall have the meaning set forth in Article III.
1.61	"Representing Party's Filings" shall have the meaning set forth in Section 3.7.
1.62	"Representing Party's Financial Statements" shall have the meaning set forth in Section 3.7.
1.63	"Restraints" shall have the meaning set forth in Section 7.1(j).
1.64	"SEC" shall have the meaning set forth in Section 3.6(a).
1.65	"Securities Act" shall have the meaning set forth in Section 3.6(a).
1.66	"Securities Trading Act" shall have the meaning set forth in Section 1.2.
1.67	"Share Exchange" shall have the meaning set forth in Section 1.1(d).
1.68	"SSB" shall have the meaning set forth in Section 3.20.
1.69
"Subsidiary" shall mean with respect to In Focus or Proxima, as the case may be, any person (i) of which fifty percent or more of either the equity interests in, or the voting control of, such person is directly or indirectly beneficially owned by In Focus or Proxima, or (ii) In Focus or Proxima has the ability to elect fifty percent or more of the directors or members of the governing board of such person, and in either such case, such person is a consolidated entity in the consolidated financial statements of In Focus or Proxima, as the case may be.

Page 3 - ANNEX OF DEFINED TERMS

1.70	"Superior Proposal" shall have the meaning set forth in Section 4.3(b)(i).
1.71
"Taxes" shall mean any and all taxes, duties, levies, imposts or other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, net assets, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.
1.72
"Tax Returns" shall mean any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.
1.73	"Trigger Event" shall mean any of the following events:

(a) A party enters into, or publicly announces its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated by this Agreement;

(b) A party's Board of Directors or any committee thereof shall have withdrawn its approval or recommendation of the Exchange Offer, or this Agreement, or modified its approval or recommendation in a manner adverse to the other party; or

(c) A party's Board of Directors or any committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any person (other than In Focus) other than a recommendation rejecting or against such Acquisition Proposal.
1.74	"US GAAP" shall have the meaning set forth in Recital F.

Page 4 - ANNEX OF DEFINED TERMS

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BUSINESS COMBINATION AGREEMENT by and among IN FOCUS SYSTEMS, INC. and PROXIMA ASA Dated as of March 5, 2000
BUSINESS COMBINATION AGREEMENT
RECITALS
ARTICLE I THE EXCHANGE OFFER
ARTICLE II COMPOSITION OF IN FOCUS BOARD AFTER EFFECTIVE TIME
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS OF PROXIMA AND IN FOCUS
ARTICLE V TREATMENT OF PROXIMA STOCK OPTION PLANS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO EXCHANGE OFFER
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
ANNEX OF DEFINED TERMS